                                                                    EXHIBIT 12-A

                             OTTER TAIL CORPORATION
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                Year Ended December 31,
                                                        -------------------------------------------------------------------
                                                           1997          1998(a)      1999(b)        2000          2001
                                                        -----------   -----------   -----------   -----------   -----------
EARNINGS:
Pretax income from continuing operations                $46,654,487   $45,841,129   $69,784,257   $59,397,298   $63,685,762
Plus fixed charges (see below)                           20,194,243    18,292,582    18,069,648    20,055,142    19,671,799
                                                        -----------   -----------   -----------   -----------   -----------
  Total earnings                                     1  $66,848,730   $64,133,711   $87,853,905   $79,452,440   $83,357,561
                                                        -----------   -----------   -----------   -----------   -----------

FIXED CHARGES
Interest charges                                        $18,098,702   $15,021,821   $14,712,507   $16,559,112   $15,801,291
Amortization of debt expense, premium and discount          507,032       579,709       593,271       576,340       568,533
Estimated interest component of operating leases          1,588,509     2,691,052     2,763,870     2,919,690     3,301,975
                                                        -----------   -----------   -----------   -----------   -----------
  Total fixed charges                                2  $20,194,243   $18,292,582   $18,069,648   $20,055,142   $19,671,799
                                                        -----------   -----------   -----------   -----------   -----------

RATIO OF EARNINGS TO FIXED CHARGES (1) divided by (2)          3.31          3.51          4.86          3.96          4.24
                                                        ===========   ===========   ===========   ===========   ===========
                                                             Six Months Ended
                                                                June 30,
                                                        -------------------------
                                                            2001          2002
                                                        -----------   -----------
EARNINGS:
Pretax income from continuing operations                $31,162,829   $30,520,580
Plus fixed charges (see below)                            9,961,090    10,832,488
                                                        -----------   -----------
  Total earnings                                        $41,123,919   $41,353,068
                                                        -----------   -----------

FIXED CHARGES
Interest charges                                        $ 8,034,601   $ 8,735,316
Amortization of debt expense, premium and discount          275,501       359,978
Estimated interest component of operating leases          1,650,988     1,737,194
                                                        -----------   -----------
  Total fixed charges                                   $ 9,961,090   $10,832,488
                                                        -----------   -----------

RATIO OF EARNINGS TO FIXED CHARGES (1) divided by (2)          4.13          3.82
                                                        ===========   ===========


(a) Pretax income from continuing operations excludes the cumulative effect of a change in accounting.

(b) Pretax income from continuing operations includes a pre-tax gain of approximately $14.5 million from the sale of radio station assets.